                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-24557


PROSPECTUS SUPPLEMENT
DATED OCTOBER 8, 1998

(To Prospectus dated June 29, 1998, as amended by Prospectus Supplement dated August 24, 1998)


                                  ADAPTEC, INC.


                                U.S. $230,000,000
           4 3/4% Convertible Subordinated Notes due February 1, 2004
                                       and
             Shares of Common Stock Issuable Upon Conversion Thereof

                             -----------------------


     This Prospectus Supplement together, with the Prospectus and Prospectus Supplements listed above, is to be used by certain holders of the above-referenced securities or by their transferees, pledgees, donees or their successors in connection with the offer and sale of the above referenced securities.

                             SELLING SECURITYHOLDERS

     The table captioned "Selling Securityholders" commencing on page 24 of the Prospectus is hereby amended to reflect the following additions and changes.

                                                                                                  NUMBER OF SHARES OF
                                                                   PRINCIPAL AMOUNT OF NOTES   COMMON STOCK BENEFICIALLY
                                                                       BENEFICIALLY OWNED          OWNED AND OFFERED
                        SELLING SECURITYHOLDER                         AND OFFERED HEREBY             HEREBY (1)(2)
-----------------------------------------------------------------  -------------------------   -------------------------
Goldman Sachs & Company..........................................           300,000                       5,807


(1)  Includes shares of Common Stock issuable upon conversion of the Notes.

(2) Assumes a conversion price of $51.66 per share, and a cash payment in lieu of any fractional share interest; such conversion price is subject to adjustment as described under "Description of Notes -- Conversion." Accordingly the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.